NEWS RELEASE

Cathay Merchant Group, Inc. Submits Plan of Compliance with the American Stock Exchange

Hong Kong, China – May 1, 2007, Cathay Merchant Group, Inc. (AMEX: CMQ) (the “Company”) – On February 27, 2007, the Company received notice from the staff of the American Stock Exchange (the “Exchange”) indicating that the Company is not in compliance with Section 704 of the Amex Company Guide, which requires a listed company to hold meetings of its shareholders annually to elect directors and take action on other corporate matters. Specifically, the Company did not hold an annual meeting of its stockholders during the five month transition year ended December 31, 2005 and the year ended December 31, 2006. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and presented the plan on April 11, 2007. On April 24, 2007, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until May 29, 2007 to regain compliance with the continued listing standards. The Company will be subject to periodic review by staff of the Exchange during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

Contact Information:

Rene Randall

604.683.5767

UNIT 803, DINA HOUSE, RUTTONJEE CENTRE, 11 DUDDELL STREET, CENTRAL HONG KONG, CHINA

TELEPHONE: (852) 2537-3613 FACSIMILE: (852) 2537-3689